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EXHIBIT 3.1b

Form of
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
TALIERA CORPORATION

        Taliera Corporation a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies as follows:

          1.     The name of the Corporation is Taliera Corporation.

          2.     The Corporation was organized as Taliera Corporation upon the filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware on June 28, 2006.

          3.     This Certificate was duly adopted in accordance with the provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware, as amended (the "Act").

          4.     The full text of the First Amended and Restated Certificate of Incorporation is as follows:

            FIRST: The name of the corporation is Taliera Corporation (hereinafter sometimes referred to as the "Corporation").

            SECOND: The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

            THIRD: The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law ("GCL").

            FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 23,000,000 of which 22,000,000 shares shall be common stock, par value $0.0001 per share (the "Common Stock") and 1,000,000 shares shall be preferred stock, par value $0.0001 per share (the "Preferred Stock").

              A.    Preferred Stock.    The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a "Preferred Stock Designation") and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

              B.    Common Stock.    Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively posses all voting power and each share of Common Stock shall have one vote.

            FIFTH: The name and mailing address of the sole incorporator of the Corporation are as follows:

Name	Address
J. Smoke Wallin	250 E. 96th Street Suite 415 Indianapolis, IN 46240

            SIXTH: The Corporation's existence shall terminate on                        , 2009 (the "Distribution Date"). This provision may only be amended in connection with, and become effective upon, the consummation of a Business Combination (defined below). A proposal to so amend this section shall be submitted to stockholders in connection with any proposed Business Combination pursuant to Article Seventh (A) below.

            SEVENTH:

              A.    For purposes of this Article Seventh and Article Eighth, the following terms shall have the following meanings:

                  (i)  "Business Combination" shall mean the first merger, capital stock exchange, asset or stock acquisition or other similar type of business combination between the Corporation and an operating business or businesses.

                 (ii)  "IPO" shall mean the initial public offering by the Corporation of Common Stock (with or without other securities) pursuant to the Registration Statement.

                (iii)  "IPO Shares" shall mean the shares of Common Stock issued by the Corporation in the IPO, excluding any shares of Common Stock issued upon exercise of warrants issued in the IPO.

                (iv)  "Registration Statement" shall mean the registration statement filed with, and declared effective by, the Securities and Exchange Commission under the Securities Act for the IPO.

                 (v)  "Securities Act" shall mean the Securities Act of 1933, as amended.

                (vi)  "Trust Account" shall mean the trust account established by the Corporation into which the Corporation deposits a portion of the net proceeds of the IPO, which proceeds will be distributed either (A) to the Corporation and any holders of IPO Shares exercising their rights under paragraph C of this Article Seventh if it consummates the Business

        Combination on or prior to the Distribution Date or (B) the holders of the IPO Shares if the Corporation does not consummate the Business Combination on or prior to the Distribution Date.

              B.    Prior to the consummation of any Business Combination, the Corporation shall submit such Business Combination to its stockholders for approval, regardless of whether the Business Combination is of a type which normally would require such stockholder approval under the GCL. If a majority of the IPO Shares present at the meeting to approve the Business Combination are voted for the approval of such Business Combination, the Corporation shall be authorized to consummate such Business Combination; provided, that the Corporation shall not consummate any Business Combination if the holders of 30% or more of the IPO Shares vote against the Business Combination and give notice of exercise of their conversion rights described in paragraph C of this Article Seventh.

              C.    If the conditions to the Business Combination under paragraph B of this Article Seventh above are met and the Corporation consummates the Business Combination, any holder of IPO Shares who voted against the Business Combination and contemporaneously with such vote properly demanded, in accordance with procedures established by the Corporation, that the Corporation convert such holder's IPO Shares into cash from the Trust Account, shall be entitled to receive, promptly after consummation of the Business Combination, in exchange for such holder's IPO Shares and against delivery of such IPO Shares, cash at a per share exchange price equal to the quotient determined by dividing (i) the amount in the Trust Account immediately prior to the Business Combination, inclusive of any interest thereon (net of taxes on such interest) calculated as of two business days prior to the consummation of the Business Combination, by (ii) the total number of IPO Shares.

              D.    A holder of IPO Shares shall be entitled to receive distributions from the Trust Account only in the event (i) he demands conversion of his shares in accordance with Paragraph C above, or (ii) that the Corporation has not consummated a Business Combination by the Distribution Date. In no other circumstance shall a holder of IPO Shares have any right or interest of any kind in or to the Trust Account.

              E.    This Article Seventh may not be amended after the consummation of the IPO and prior to the consummation of the Business Combination without the vote or written consent of holders of not less than 100% of the outstanding shares of Common Stock of the Corporation.

              F.    This Article Seventh shall be effective commencing on the effective date of the Registration Statement and shall automatically terminate upon the earlier to occur of the consummation of a Business Combination and the Distribution Date.

              G.    If the Corporation does not consummate a Business Combination on or prior to the Distribution Date, only the holders of IPO Shares shall be entitled to receive liquidating distributions and the Corporation shall pay no liquidating distributions with respect to any other shares of capital stock of the Corporation

            EIGHTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

              A.    The Board of Directors shall be divided into two classes: Class A and Class B. The number of directors in each class shall be as nearly equal as possible. Prior to the IPO, there shall be elected two Class A directors for a term expiring at the Corporation's first Annual Meeting of Stockholders and three Class B directors for a term expiring at the Corporation's second Annual Meeting of Stockholders. Commencing at the first Annual Meeting of Stockholders, and at each annual meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the second succeeding annual meeting of stockholders after their election. Except as the GCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of all directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation's bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified. A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

              B.    Election of directors need not be by ballots unless the bylaws of the Corporation so provide.

              C.    The Board of Directors shall have the power, without the consent or vote of the stockholders, to make, alter, amend, change, add to or repeal the bylaws of the Corporation as provided in the bylaws of the Corporation.

              D.    The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interests, or for any other reason.

              E.    In addition to the powers and authorities hereinbefore or by statue expressly conferred upon them, the directors are herby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statues of Delaware, of this Certificate of

      Incorporation, and to any bylaws form time to time made by the stockholders; provided however, that no bylaws so made shall invalidate any prior act of the directors which would have been valid if such bylaws had not been made.

            NINTH:

              A.    A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended. Any repeal or modification of this paragraph A by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

              B.    The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

            TENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder therof or on the application of any receiver or receivers appointed for his Corporation under Section 291 of Title 8 of the GCL or on the application of trustees in dissolution or of any receive or receivers appointed for this Corporation under Section 279 of Title 8 of the GCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such a manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

            ELEVENTH: The Corporation hereby elects not to be governed by Section 203 of the GCL.

        IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its authorized officer this        day of                        , 2007.

TALIERA CORPORATION
By:
Name:	J. Smoke Wallin
Title:	Chief Executive Officer

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Form of SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF TALIERA CORPORATION